UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                   Commission File No. 000-52111
                                                                       ---------

                           Seneca-Cayuga Bancorp, Inc.
                           ---------------------------
             (Exact name of registrant as specified in its charter)

          19 Cayuga Street, Seneca Falls, New York 13148 (315) 568-5855
          -------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $0.01
                          -----------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)       |X|
Rule 12g-4(a)(2)       |_|
Rule 12h-3(b)(1)(i)    |_|
Rule 12h-3(b)(1)(ii)   |_|
Rule 15d-6             |_|

Approximate  number of holders of record as of the certification or notice date:
277

Pursuant  to  the   requirements  of  the  Securities   Exchange  Act  of  1934,
Seneca-Cayuga Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: September 11, 2009               By: /s/ Menzo Case
                                           --------------------------------
                                           Menzo Case
                                           President and Chief Executive Officer